 EXHIBIT 10(V)

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the February 18, 2004.

BETWEEN:

        MALCOLM CAMERON, businessman of 917 Columbia Street, Lillooet, B.C. V0K 1VO

(herein called "Employee")

OF THE FIRST PART

AND:

CAPITAL HILL GOLD INC., a company duly incorporated under the laws of Florida and having a records office located at 12th Floor 999 West Hastings Street. Vancouver B.C. V6C 2W2

(hereinafter called the "Corporation" or "CHG")

OF THE SECOND PART

AND:

CAPITAL HILL RESOURCES LTD., a company duly incorporated under the laws of Alberta and British Columbia, Canada, having a place of business located at 304-1265 Barclay Street, Vancouver, B.C. V6E 1H5

(hereinafter called "CHR")

WHEREAS:

    A.        The Corporation is involved in mining exploration and development. (the “Business”).

B.     The Employee will be employed by the Corporation as President and Chief Executive Officer.

    C.        CHR is the majority shareholder of the Corporation.

    D.        The Corporation expends significant time, energy and funds to maintain its relationships with its clients and customers, and information relating to its clients and customers and its method of conducting business is highly confidential. Therefore, it is important that the Employee agrees to certain restrictive covenants with respect to confidential information and clientele or shareholders of the Corporation.

        NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

a)	“Board” means the Board of Directors of the Corporation.

b)	“Cause” means:

i.	any material dishonesty by the Employee in connection with his dealings with the Corporation or any Client, Customer or Shareholder;

ii.	any willful violation of a material provision of this Agreement;

iii.	the material failure of the Employee to perform his duties hereunder, resulting in damage to the Corporation;

iv.	a violation of any of the covenants contained in Article 8 hereof; v. conviction or admission of a crime which is regarded at law as a felony;

vi.

the habitual consumption of and being under the influence of illegal drugs or alcoholic beverages while on working time which affects the performance by the Employee of his duties and responsibilities.

c)

“Customer” means any person, trust, partnership, corporation or other entity for which the Corporation (i) rendered services during the twenty-four (24) months preceding the termination of employment of the Employee; (ii) made a written proposal for services during the twenty-four (24) months preceding the termination of employment of the Employee; or (iii) anticipates that a written proposal will be made based upon contacts or solicitation during the twenty-four (24) months preceding the termination of employment of the Employee; and (iv) all persons, trusts, partnerships, corporations or other entities affiliated with, controlling, controlled by or under common control with any of the foregoing.

d)	“Fiscal Year” means the taxable year of the Corporation for Federal income tax purposes.

e)	“Party” means and includes, whenever the context permits, all of the signatories of this Agreement and their respective successors and Legal Representatives.

f)

“Person” means a natural person, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

g)

“Wholly Disabled” means physical or mental impairment which entitles the Employee to receive benefits for total disability pursuant to the Social Security Act, or when, as a result of personal injury or sickness, he is so disabled that he is prevented from performing the principal duties of his employment and is under the regular care and attendance of a currently licensed physician or surgeon.

ARTICLE 2

EMPLOYMENT AND DUTIES

The Employee will be employed as the President/CEO of “CHG” and agrees to solicit written approval from Capital Hill Resources Ltd. on all decisions concerning management, finances, expenditures and day-to-day operations of the Corporation; and the Employee accepts such employment with the Corporation. The Employee shall devote his professional time and attention to the Corporations business. The Employee’s duties with respect to the Corporation shall include:managing the day to day operational affairs of the Company:

a)

overseeing all routine banking and financial matters, and assisting the Board as a planner and advisor in all non-routine banking affairs and relations (non-routine to include any loans or the re-financing of any current or future loans held by the Company);

b)

assisting the Board in the selection of any sites for expansion of the Business; c) maintaining favorable relationships with existing Customers and Shareholders; and d) Preparing, reviewing, editing, management and coordination of contractual and regulatory filing documents

ARTICLE 3

TERM

Except as may be otherwise provided herein, the term of the Employee’s employment with the Corporation shall continue from the date of this Agreement. and will be reviewed by Capital Hill Resources each year for renewal.

3.1	Termination by Corporation Without Cause. The term of employment shall terminate, at any time, if the Corporation gives the Employee written notice, and the effective date shall be the date of such notice unless otherwise stipulated by Corporation, provided that: In the event of termination without Cause during the first year of the Agreement, Corporation shall pay the Employee that amount equal to the prorated amount of his then-current Base Salary representing a six week period.

a)

In the event of termination without Cause during the second year of the Agreement, Corporation shall pay the Employee an amount equal to the prorated amount of his then-current Base Salary representing an eight week period.

3.2	Termination for Cause. The term of employment shall terminate, at any time, if the Corporation gives to the Employee notice of immediate termination for Cause, in which case the effective date of termination shall be the date on which such notice is given.

3.3	Disability. The term of employment shall terminate if the Employee becomes Wholly Disabled and the Corporation gives written notice of termination to Employee and such termination shall be considered without Cause for purposes of this Article 3.

3.4	Death. The term of employment shall terminate upon the death of the Employee and such termination shall be considered without Cause for purposes of this Article 3.

3.5	Voluntary Withdrawal By Employee. The term of employment shall terminate if the Employee gives to the Corporation prior written notice of voluntary termination and the effective date of the termination. At the sole option of the Corporation, such termination may be considered termination with Cause for purposes of this Article 3. The effective date of any voluntary withdrawal shall be not less than ninety (90) nor more than one hundred & eighty (180) days after the date of the notice of voluntary termination. At any time prior to the effective date of such termination as designated in such notice of voluntary termination, the Corporation may accelerate the effective date of termination by giving notice thereof to the Employee. Such accelerated effective date of termination shall be designated in the Corporation’s notice of acceleration and may be the date of the giving of notice of acceleration by the Corporation or any date thereafter which is prior to the effective date designated in the Employee’s original notice.

ARTICLE 4

COMPENSATION

4.1 Base Salary.
a)	Amount of Salary. The Employee shall receive a Base Salary of USD $1,000 per month subject to such increases, if any, deemed appropriate by the Board and Capital Hill Resources Ltd.

b)	Payment of Base Salary. The Base Salary shall be paid in equal installments in accordance with the normal payroll policies of the Corporation which shall not be less frequently than monthly.

c)	Payment of Shares. In order to induce the Employee to enter into his employment with Corporation, Corporation will issue 200,000 common shares of CHG from the corporations treasury.

d)

Grant of Option. In order to induce the Employee to enter into his employment with Corporation, Corporation hereby grants to Employee the right to Purchase 200,000 common shares of CHG from the corporations Stock Option Plan (the “Grant”).

ARTICLE 5

FRINGE BENEFITS

a)	Insurance. In the event that and so long as the Corporation maintains the following plans, the Corporation will provide the Employee with Directors Liability Insurance.

ARTICLE 6

Representations, Warranties and Covenants

a)	Representations, Warranties and Covenants of Corporation. Corporation as of the date hereof represents, warrants and covenants to Employee as follows

The Corporation is a corporation duly organized, legally existing and in good standing under the laws of the State of Florida and has the corporate power and authority to own its properties and to carry on its business as now being conducted.

The Corporation (i) has the requisite corporate power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement by the Corporation and the consummation of the transactions contemplated hereby have been duly authorized by the Board and no further consent or authorization of the Corporation or its Board or shareholders is required; (iii) this Agreement has been duly executed and delivered by the Corporation; and (iv) this Agreement constitutes a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

b)

Representations, Warranties and Covenants of Employee. Employee hereby as of the date hereof represents, warrants and covenants to Corporation that the Employee has the ability to enter into this Agreement without breaching any other contract, including, but not limited to, any employment agreement, non-competition agreement or covenant not to compete violating any law or administrative regulation and this Agreement constitutes a valid and binding obligation of Employee, enforceable against Employee in accordance with its terms.

ARTICLE 7

RESTRICTIVE COVENANTS

a)

Acknowledgments as to Customers and Trade Secrets. The Employee acknowledges (i) that he shall have access to the internal business organization, and other highly confidential information and matters of the Corporation ; (ii) that the Corporation has a proprietary interest in their customers and internal business records and procedures; (iii) that all documents and information concerning the method of conducting business, sales, prices and costs of the Corporation and specialized requirements of the Corporation are highly confidential and constitute trade secrets of the Corporation; (iv) that the Corporation have expended considerable funds to maintain their business relationships, and (v) that the Corporation has a proprietary interest in and to their trade secrets. All of the foregoing trade secrets of the Corporation and the Subsidiary shall be referred to in this Agreement individually as a “Trade Secret” or collectively as the “Trade Secrets”.

b)

Confidentiality and Use. In recognition of the acknowledged importance and sensitivity of the Trade Secrets to which the Employee has access, the Employee agrees that during the Employee’s term of employment with the Corporation and forever following the termination of his employment with the Corporation for any reason, with or without cause or voluntarily, the Employee shall not, directly or indirectly, sell, alienate, transfer, assign or divulge any of the Trade Secrets of the Corporation or the Subsidiary to any past, present or potential customer or competitor of the Corporation, nor shall the Employee use the Trade Secrets of the Corporation or the Subsidiary for his own benefit or for the benefit of any person or entity with whom he is employed or has an economic interest.

c)

Solicitation of Customers. The Employee agrees that, for the term of the Employee’s employment with the Corporation and for a period of twenty-four months (24) following the termination of his employment with the Corporation for any reason, with or without cause or voluntarily, the Employee shall not solicit, directly or indirectly, on his own behalf, nor on behalf of any corporation, partnership, joint venture, individual or other Person other than the Corporation, the business of any Customer.

d)

Solicitation of Employees. The Employee agrees that, for the term of the Employee’s employment with the Corporation and for a period of twenty-four months (24) following the termination of his employment with the Corporation for any reason, with or without cause or voluntarily, the Employee shall not offer, directly or indirectly, employment to any employee of the Corporation employed during the Employee’s employment or employed by the Corporation in the twenty four (24) months following Employee’s termination, regardless of whether such offer be on Employee’s own behalf or on behalf of any corporation, partnership, joint venture, individual or other Person other than the Corporation, nor will Employee, directly or indirectly, cause any corporation, partnership, joint venture, individual or other Person other than the Corporation to hire any such employee of the corporation.

e)

Restriction on Competition. In recognition of the acknowledged importance and sensitivity of the Trade Secrets to which the Employee has access and the legitimate needs of Corporation to protect and enjoy its goodwill and customer relationships, the Employee agrees that for a period of two (2) years following the termination of his employment with the Corporation for any reason, with or without cause or voluntarily, Employee shall not, within a radius of twenty (20) miles of the Corporation, directly or indirectly, own, operate, manage, control, consult with, be a joint venture with, advise, or be engaged as an employee or otherwise by any Person, or own any securities of any Person, which sells products or services similar to those sold or offered by the Corporation.

f)

Reasonable Limit. The parties have attempted to limit the Employee’s ability and right to compete only to the extent necessary to protect the Corporation from unfair competition. If, however, the scope or enforceability of the restrictive covenants contained in this Agreement are in any way disputed at any time, a court or other trier of fact may modify and enforce the covenants to the extent that it believes is reasonable under the circumstances existing at that time.

g)

Computation of Damages. The Employee agrees that if he breaches the restrictive covenants set forth in this Agreement, he shall pay the actual damages which the Corporation sustains following such breach. In addition to the actual damage amount, the Employee shall pay the reasonable attorneys’ fees, costs and professionals’ fees of the Corporation that arise from or are associated with the Employee’s breach of any such restrictive covenant.

h)

Continuing Nature of Damages. The Employee acknowledges that upon breaching the restrictive covenants contained in this Agreement, he will cause damage of an irreparable and continuing nature to the Corporation for which money damages may not provide adequate relief. Therefore, the Employee agrees that in addition to any money damages, which only compensate the Corporation for damages they have already suffered, the Corporation is also entitled to obtain an injunction for the remainder of the period specified in the restrictive covenant which the Employee breached. Employee acknowledges that he will be able to earn a living without violating the restrictive covenants contained in this Agreement.

i)	Cumulative Remedies. The remedies contained in this Article are in addition to any other remedies either specified in this Agreement or otherwise available.

j)

Survival of Covenants. The Employee’s duties and obligations under this Article shall survive the termination of this Agreement or any of the provisions of this Agreement. If the Corporation resorts to the courts for enforcement of these restrictive covenants, then the duration of the restrictive covenants shall be extended for a period of time equal to the period of such breach, commencing on the date of a final court order, settlement agreement or the award of any mediator or arbitrator.

ARTICLE 8

RETURN OF DATA

        Upon the termination of the Employee’s employment with the Corporation for any reason, the Employee shall promptly return to the Corporation all notes, data, reference materials, logos, estimates, proposals, artwork, memoranda, documents, instruments, records and all other information which in any way incorporates or reflects the Corporation’s Customer names, customer lists, or other Trade Secrets or any information related to Trade Secrets.

ARTICLE 9

GENERAL

a)	Termination of Agreement. In addition to any other provisions of this Agreement, this Agreement shall terminate upon the happening of any one of the following events:

b)

Agreement. The parties execution of an instrument that specifically terminates this Agreement; c) Bankruptcy. The expiration of thirty (30) days following the filing of a petition in bankruptcy by or against the Corporation, if such petition is not dismissed during such thirty (30) day period; or

d)	Dissolution. The voluntary or involuntary dissolution of the Corporation.

e)

Prior Rights Preserved. Nothing contained in this Section shall affect or impair any of the rights or obligations arising prior to or at the time of the termination of this Agreement, or which may arise by any event causing the termination of this Agreement. Articles 7 and 8 of this Agreement shall survive the termination of this Agreement for any reason.

f)

Cessation of Payments. In the event of termination pursuant to this Article, then Employee’s right to termination pay and COBRA payments in accordance with Section 3.1 shall immediately cease. Additionally, all benefits to the Employee shall cease immediately upon termination under this Article.

g)

Notices. All notices, requests, consents, approvals or agreements concerning this Agreement shall be given in writing either by actual delivery of the notice into the hands of the Party entitled to receive it, or by mailing such notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given on the date of its mailing. All such notices shall be addressed as follows:

i.	If to the Corporation: ii. If to the Employee:

iii.	If to Capital Hill Resources Ltd.:

h)	Personal Services. This is an agreement for personal services and as such the Employee may not assign any of his rights, duties and obligations under this Agreement.

i)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Employee and the Corporation, as well as their respective heirs, personal representatives and assigns.

j)

Complete Understanding. This Agreement constitutes the complete understanding between the parties and supersedes any prior understanding between the parties whether written or oral. No alteration or modification of any of this Agreement’s provisions shall be valid unless made in writing and signed by all parties.

k)

Applicable Law. The laws of the Province of British Columbia shall govern this Agreement, irrespective of the fact that one or more of the parties now is or may become a resident of a different province, jurisdiction or state.

l)

Severability. In the event a court of competent jurisdiction adjudicates any one or more of this Agreement’s provisions as invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement’s other provisions, and this Agreement shall be construed as if it had never contained such invalid, illegal or unenforceable provision.

m)

Execution. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Signed, Sealed and Delivered by ) MALCOLM CAMERON ) in the presence of: )

_________________

_________________

MALCOLM CAMERON President, CEO, Director Signed, Sealed and Delivered by ) CAPITAL HILL GOLD INC. ) was hereunto affixed in the presence of: )

_________________

)	KENT CARASQUERO Secretary, CFO, Director

Signed, Sealed and Delivered by ) CAPITAL HILL RESOURCES LTD. ) was hereunto affixed in the presence of: )

_________________

)	NORMAN PEARSON Authorized Signatory